RANKING AGREEMENT

                                   among

     (1) TEREX EQUIPMENT LIMITED incorporated under the law of Scotland with registered number SC086323 whose registered office is at Newhouse Industrial Estate, Newhouse, Motherwell, Lanarkshire ("the Company")

     (2)                 STANDARD CHARTERED BANK of 1 Aldermanbury Square,
                         London EC2V 7SB ("SCB")

                   and

     (3) UNITED STATES TRUST COMPANY OF NEW YORK of 114 West 47th Street, New York 10036, acting as trustee for itself and the other Secured Parties (as defined below) ("the Collateral Agent", which expression shall include any successor trustee appointed under the applicable provisions of the Indenture (as defined below))


W H E R E A S

(1)  The Company has granted or is about to grant:-
     (a) in favour of SCB pursuant to the Facility Letter (as hereinafter defined)
     (i) a Charge, dated 27 January 1994, over Cash Deposits over all monies standing to the credit of the Company with SCB or any subsidiary or nominee of SCB ("the Cash Balances"); and
     (ii) an assignment of a credit insurance policy ("the Insurance Policy") taken out by the Company with NCM Credit Insurance Co. Limited
     (hereinafter together called "the SCB Fixed Charges")
     (b)  in favour of the Collateral Agent;

          (i) a standard security over subjects at Newhouse Industrial Estate, Motherwell registered in the Land Register of Scotland under Title Number LAN1461 ("the Property") dated 8th May, 1995 (the "Collateral Agent's Fixed Charge"); and
          (ii) floating charge dated 8th May, 1995 over the whole of the Company's property (including uncalled capital) excluding Receivables (as therein defined) from time to time ("the Collateral Agents' Floating Charge");
(2) The parties hereto have resolved to enter into this agreement to regulate the ranking of the Charges (as hereinafter defined) inter se but for no other purpose.
THEREFORE notwithstanding the respective dates of creation or registration of the Charges or any provisions as to ranking contained therein, the parties thereto have agreed and hereby agree as follows:-
1.   DEFINITIONS
     1.1 In this Agreement unless the context otherwise requires the following expressions shall have the meanings respectively ascribed to them:
          "Charges"                means, collectively, the SCB Fixed
                                   Charges, the Collateral Agent's Fixed
                                   Charge and the Collateral Agent's
                                   Floating Charges;
          "Chargeholders"          means, collectively, SCB and the
                                   Collateral Agent and "Chargeholder" shall
                                   mean either of them;
          "Collateral"             means in relation to any Chargeholder,
                                   all or any of the property, assets and/or
                                   undertaking of the Company over which
                                   that Chargeholder holds  a mortgage,
                                   charge or other encumbrance in its
                                   favour;
          "Encumbrance"            including any standard security,
                                   mortgage, pledge, lien, hypothecation,
                                   security interest or other charge or
                                   encumbrance of any kind, any assignation
                                   in the nature of security with a
                                   provision for reassignment or
                                   retrocession, any deed of trust or trust
                                   arrangement, any conditional sale or
                                   retention of title agreement or
                                   arrangement or any other agreement or
                                   arrangement having or intended to have
                                   the effect of constituting a right in
                                   security;
          "Facility Letter"        means the Facility Letter dated 23rd
                                   December 1993 from SCB to the Company and
                                   the Parent;
          "Financiers"             means SCB and the Secured Parties and
                                   each of them;
          "Indenture"              means the Indenture dated 9th May 1995
                                   between the Parent, the Guarantors (as
                                   defined in the Indenture) and the
                                   Collateral Agent under which the
                                   Securities are constituted;
          "Parent"                 means Terex Corporation, a Delaware
                                   Corporation having a place of business at
                                   201 West Walnut Street, Green Bay,
                                   Wisconsin 54305;
          "Securities"             means the US$250,000,000 Senior Secured
                                   Notes due 2002 constituted under the
                                   Indenture;
          "Secured Parties"        means each and every one of the
                                   Collateral Agent (1), United States Trust
                                   Company of New York as Trustee under the Indenture (2), and the registered holders of the issued Securities from time to time (3);
     1.2 Any reference in this Agreement to (or to any specified provision of) this Agreement or any other document whatever is to this Agreement or document as amended, varied, novated or substituted from time to time in accordance with the terms thereof, or, as the case may be, with the agreement of the parties to this Agreement or to that document (as the case may be).
     1.3 Any reference in this Agreement to a Charge shall include reference to any further Encumbrance over all or any part of the assets secured by that Charge created by or pursuant to a covenant or obligation contained in that Charge.
     1.4 References to clauses are references to clauses of this Agreement, unless otherwise specified.
     1.5 The singular includes the plural and words importing a gender shall include any other gender.
     1.6 References to a "person" shall include any individual, company, firm, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity.
     1.7 Clause headings are for convenience only and do not affect interpretation.
2.   RANKING
     2.1 The Charges shall (notwithstanding the dates of their respective creation and registration) rank inter se in all respects in the following order of priority (in each case (unless otherwise specified) to the extent of the assets of the Company charged by or pursuant to the respective Charge):-
(FIRST) the Collateral Agent's Fixed Charge shall rank prior to the Collateral Agent's Floating Charge in all respects; and
(SECOND) to the extent that the Collateral Agent's Floating Charges create a security over the Cash Balances, the Insurance Policy or the proceeds of any claim made under the Insurance Policy, the Collateral Agent's Floating Charges shall be postponed to the ranking of the SCB Fixed Charges but only to the extent of the amount due from time to time to SCB in respect of the credit facilities made available to the Company by SCB in terms of the Facility Letter (including all interest, commissions, fees, expenses and other sums due thereunder) as detailed in the Schedule hereto.
     2.2 SCB and the Collateral Agent hereby agree and consent to the execution of the Indenture and the issue of the Securities and to the continuance of the credit facilities in the amounts and on the terms set out in the Facility Letter and to the creation and subsistence of the Charges and to the Charges ranking as regards security and priority as provided in this Agreement, notwithstanding anything to the contrary contained in the Charges or in any other document or agreement constituting the obligations and liabilities which the Charges (or any of them) secure, and notwithstanding the dates of execution, registration or crystallisation of the Charges; And the parties hereto hereby acknowledge and agree that:-
               (a) notwithstanding anything to the contrary contained in the Charges or any rule of law which might operate to the contrary effect, the foregoing provisions as to ranking shall be valid and effective irrespective of the date or dates on which any sum or sums were or may be advanced by the Financiers (or any of them) to the Company, or have been or shall be drawn out by the Company from the Financiers (or any of them) or shall have been or shall be debited to any account of the Company with the Financiers (or any of them);
               (b) the ranking of the Charges (as set out in this Agreement) shall not be affected by any fluctuations in the aggregate amounts outstanding from time to time by the Company to the Financiers (or any of them) from time to time or by the existence at any time of a credit balance on any current or other account held with the Financiers (or any of them) or any other party;
               (c) all debts entitled to preferential ranking in terms of Sections 59, 175 and 386 of the Insolvency Act 1986 shall rank after the SCB Fixed Charges and the Collateral Agent's Fixed Charge;
               (d) any breach of any warranty or undertaking contained in the Securities or any other document or agreement constituting the obligations and liabilities which the Securities (or any of them) secure which arises as a result of the granting, or the continuing existence of the Charges (or any of them) or this Agreement is, and for so long as any of the Charges remain undischarged shall be deemed to be, waived;
               (e) the existence of the Collateral Agent's Fixed Charge shall in no way inhibit or interfere with SCB's enforcement of and recovery under the SCB Fixed Charges nor shall the existence of the SCB Fixed Charges in any way inhibit or interfere with the enforcement of and recovery under the Collateral Agent's Fixed Charge or the Collateral Agent's Floating Chargees subject to the provisions of Clause 2.1 hereof.
3.   COMPENSATION
     If on a liquidation or a receivership of the Company the liquidator or receiver thereof (as the case may be) shall not regard himself as bound by all the provisions of this Agreement, the Chargeholders hereby respectively bind and oblige themselves and their successors and assignees whomsoever in the event of such liquidation or receivership to give effect to all the provisions of this Agreement by mutual adjustments and/or appropriate payments made between them and, to the extent that it is necessary to do so to give effect to the foregoing provisions of this Agreement as to the ranking of the Charges, all sums received by each Chargeholder under or by virtue of the Charges (or any of them) shall be held by such Chargeholder in trust and applied in or towards payment to itself and the other Chargeholder in accordance with and in the ranking specified in Clause 2 of this Agreement.
4.   VARIATION
     The Charges are hereby varied to the extent specified in this Agreement, and this Agreement so far as affecting those of the Charges which create floating charges shall be construed and receive effect as an Instrument of Alteration within the meaning of Section 466 of the Companies Act, 1985 (as amended).
5.   INVALIDITY
     If any of the Charges shall be released or become wholly or partially invalid or unenforceable, the Chargeholder entitled to the benefit of the Charges concerned shall itself bear the loss resulting and shall not be entitled to share in moneys derived from assets over which it has no effective security but the Chargeholders shall not themselves challenge or question the validity or enforceability of the Charges (or any of them).

6.   GOVERNING LAW
     This Agreement shall be governed by and construed in accordance with the law of Scotland and the parties hereto consent to registration of this Agreement for preservation and execution: IN WITNESS WHEREOF this and the eight preceding pages together with the Schedule hereto are executed as follows:-
SUBSCRIBED for and on behalf of
TEREX EQUIPMENT LIMITED
on                  by                       ..........................
                                             Director
both directors thereof at
                                              .........................
                                             Director

SUBSCRIBED for and on behalf of
STANDARD CHARTERED BANK on                   ..........................
by                  and

duly authorised officers at                  ..........................


SUBSCRIBED for and on behalf of
UNITED STATES TRUST COMPANY OF
NEW YORK by                                  ..........................
at                   on
in the presence of:-

Witness          ....................  Witness    ....................

Full Name        ....................  Full Name  ....................

Address          ....................  Address    ....................

                 ....................             ....................

Occupation       ....................  Occupation ....................

                               THE SCHEDULE


Facility                                     Maximum Principal Amount
________                                     ________________________

Discounting Facility                         L3,000,000

Debt Purchase Facility                       L2,500,000

General Bonding Line                         L5,000,000
NCM Insured Bill Advance/Discount
Facility                                     L7,500,000

Forward Foreign Exchange Line                L10,000,00

 ...........................

 ...........................                  .........................
for Terex Equipment Limited                  for United States Trust
                                             Company of New York
 ...........................

 ...........................
for Standard Chartered Bank

9th May 1995





Ranking Agreement

among

(1) Terex Equipment
Limited

(2) Standard Chartered
Bank

and

(3) United States Trust

Company of New York